Exhibit 99

Alcoa Reports Second Quarter 2016 Results

Profit in Future Combined Arconic Segments Grew Year-Over-Year
Profit in Future Combined Alcoa Corporation Segments Rose Sequentially
Company on Track to Separate in the Second Half of 2016

2Q 2016 Consolidated Highlights

  Net income of $135 million, or $0.09 per share;
  excluding special items, adjusted net income of $213 million, or $0.15 per share
  Revenue of $5.3 billion, down 10 percent year-over-year, reflects:
    4 percent revenue increase from recent acquisitions and organic growth, more than offset by a 14 percent revenue decline due primarily to lower aluminum and alumina pricing and the impact of curtailed, divested and closed operations
  Announced sales of non-essential assets expected to generate total cash proceeds of $1.2 billion during 2016; $815 million received year-to-date, strengthening the balance sheet
  $1.9 billion cash on hand
  Strong productivity gains of $375 million, year-over-year, across all segments

Overview of Arconic and Alcoa Corporation Segments1:
2Q 2016 Arconic Segments (Value-Add)

  Revenue of $3.5 billion, up 1 percent year-over-year, reflects:
    5 percent revenue increase related to acquisitions, mostly offset by a 4 percent revenue decline predominately from metal price impacts
    Record Engineered Products and Solutions revenue of $1.5 billion, up 15 percent year-over-year
  After-tax operating income of $294 million, up 3 percent year-over-year
    Global Rolled Products: $68 million after-tax operating income;
    record quarter for automotive sheet shipments, up 17 percent year-over-year
    Engineered Products and Solutions: Record after-tax operating income of $180 million, up 9 percent year-over-year
    Transportation and Construction Solutions: $46 million after-tax operating income, up 5 percent year-over-year
  Signed a multi-year contract with Embraer valued at approximately $470 million
  Opened state-of-the-art, 3D printing metal powder production facility to develop and produce proprietary titanium, nickel and aluminum powders
  Achieved $176 million in productivity savings ($360 million year-to-date), on target to deliver $650 million in 2016

2Q 2016 Alcoa Corporation Segments (Upstream)

  Total revenue of $2.3 billion, up 7 percent sequentially
    Predominately due to 22 percent higher alumina prices, 2 percent higher aluminum pricing and organic growth, slightly offset by the impact of curtailed, divested and closed operations
  Third-party revenue of $1.8 billion, up 9 percent sequentially
  After-tax operating income of $150 million, up sequentially, as improved pricing, productivity savings and the realized benefit of a more competitive portfolio lifted Alumina and Primary Metals segments profits
  Alcoa World Alumina and Chemicals secured $60 million of new third-party bauxite sales over the next two years
  Reached power agreement to improve competitiveness of Intalco smelter in Washington State and curtailed Pt. Comfort, Texas refinery
  Achieved $199 million in productivity savings ($379 million year-to-date), on target to deliver $550 million in 2016

________________________________________________________________________________

1 The Arconic segments described in this release consist of Alcoa’s existing Value-Add segments: Global Rolled Products, Engineered Products and Solutions, and Transportation and Construction Solutions. The Alcoa Corporation segments described herein consist of the existing Upstream segments: Alumina and Primary Metals. Until the separation is effected, financial information about the future Arconic and Alcoa Corporation companies herein relates solely to the Value-Add and Upstream segments, respectively, and does not include any of the corporate-related items that are currently presented in Alcoa’s Reconciliation of Total Segment ATOI to Consolidated Net Income. Following the separation, the rolling mill operations in Warrick, IN and Saudi Arabia (which are currently in the Global Rolled Products segment) will belong to Alcoa Corporation.

________________________________________________________________________________

NEW YORK--(BUSINESS WIRE)--July 11, 2016--Lightweight metals leader Alcoa (NYSE:AA) today reported second quarter 2016 results. Profit in the future combined Arconic (Value-Add) segments grew year-over-year and the future combined Alcoa Corporation (Upstream) segments strengthened sequentially. The Company is on track to complete its separation in the second half of 2016.

"As markets ever more rapidly evolve, we have made Alcoa increasingly agile; results continue to improve,” said Klaus Kleinfeld, Alcoa Chairman and Chief Executive Officer. “In the face of a transforming aerospace market, we moved quickly to bring our costs down while capturing new opportunities. Contract wins continued as did our innovation leadership with the opening of a state-of-the-art metals powder plant geared toward rising demand for 3D-printed parts. Our automotive sheet revenue hit an all-time high. After substantially reshaping our Upstream segments they are now performing well even in a low pricing environment; we are building out our bauxite business and continue to win new supply contracts. Exceptional productivity and monetization of non-essential assets has put us in an excellent cash position. Our separation is on track for later this year.”

Alcoa reported second quarter 2016 net income of $135 million, or $0.09 per share, including $78 million in special items primarily related to separation costs, restructuring-related charges and associated tax impacts, discussed below. Year-over-year, second quarter 2016 results compare to net income of $140 million, or $0.10 per share.

Excluding the impact of special items, second quarter 2016 adjusted net income was $213 million, or $0.15 per share. All segments contributed to $375 million in productivity gains, partially offsetting the negative effects of lower year-over-year alumina and aluminum pricing and cost increases. In second quarter 2015, Alcoa reported adjusted net income, excluding special items, of $250 million, or $0.19 per share.

The second quarter effective tax rate of 46 percent was affected by special items during the quarter, including certain non-deductible expenses related to the separation and tax costs associated with the sale of company-owned life insurance policies. Excluding the impact of all special items, the quarterly tax rate on operating results was 31 percent.

Year-over-year, a 4 percent revenue increase from recent acquisitions and organic growth was more than offset by a 14 percent revenue decline due primarily to lower aluminum and alumina pricing and the impact of curtailed, divested and closed operations. As a result of these combined factors, Alcoa reported second quarter 2016 revenue of $5.3 billion, down 10 percent from $5.9 billion in the second quarter of 2015.

Asset Sales

Alcoa continues to strengthen its balance sheet and maximize cash flow through sales of non-essential assets. Announced sales are expected to generate total cash proceeds of $1.2 billion during 2016, of which $815 million has been received year-to-date. In the second quarter of 2016, Alcoa:

  Liquidated additional company-owned life insurance policies for gross proceeds of $223 million;
  Sold its Remmele Medical business, which was part of the RTI International Metals acquisition, to LISI MEDICAL, for $102 million; and
  Sold for $111 million equity and fixed income securities held by its captive insurance company.

Additionally in the second quarter, Alcoa reached agreement to sell the following assets for a total of approximately $400 million:

  Real estate in Ferndale, Washington to Petrogas and property associated with a former Alcoa smelter in Frederick, Maryland to a regional commercial real estate company; and
  The Yadkin Hydroelectric Project in North Carolina to Cube Hydro Carolinas LLC, an affiliate of Cube Hydro Partners LLC, which will manage the assets.

The transactions above are expected to close in the second half of 2016.

Cash Flows

Alcoa ended second quarter 2016 with cash on hand of $1.9 billion. Cash from operations was $332 million. Free cash flow for the quarter was $55 million, which reflected an additional planned prepayment of $200 million related to a natural gas supply agreement in Australia and pension contributions of $77 million. Additionally, cash used for financing activities and cash provided from investing activities were $100 million and $311 million, respectively.

Market Update

In the global aerospace market, 2016 continues to be a transition year for original equipment manufacturers. Within jet engines, new launches are accelerating demand, outpacing near-term demand for structural airframe components, which is being partially absorbed through de-stocking.

The Company is forecasting improvement in the second half of 2016 as new platforms ramp up, and a strong 2017. Large commercial aircraft deliveries declined approximately 1 percent year-over-year in the first half of 2016, but are expected to rise 6 percent in the second half of 2016 compared to the first. As a result, Alcoa forecasts full-year 2016 deliveries to be flat to up 3 percent, followed by strong double-digit growth in 2017.

In automotive, Alcoa continues to forecast global automotive production growth of 1 to 4 percent. This includes 1 to 4 percent growth in North America, where the United States continues to record strong sales, particularly in the light truck segment. The global outlook is driven by a variety of factors, including low fuel prices, sustained demand, stable consumer confidence and recovery of global economies.

Alcoa also projects solid growth in other end markets. Low natural gas prices in North America and the adoption of new, high-efficiency industrial gas turbine models continue to drive orders for both heavy-duty gas turbines and spare parts. Alcoa projects global airfoil market growth to be 2 to 4 percent for 2016. The 2016 packaging market is projected to grow 1 to 3 percent and the global building and construction market, 4 to 6 percent.

Growth in the heavy duty truck, trailer and bus market in Europe and China is expected to be offset by continued production declines in North America, setting the global production outlook for the commercial transportation market at negative 4 to negative 1 percent for the year.

In 2016, Alcoa projects an approximately 775 thousand metric ton global aluminum deficit as 5 percent global aluminum demand growth outweighs 2.5 percent global aluminum supply growth. In addition, the Company projects a global alumina deficit of 1.5 million metric tons.

Arconic Overview

After the Company’s separation, the innovation and technology-driven Arconic will include Global Rolled Products (other than the rolling mill operations in Warrick, IN and Saudi Arabia, which will move to Alcoa Corporation), Engineered Products and Solutions and Transportation and Construction Solutions. In second quarter 2016, these Value-Add segments reported combined revenue of $3.5 billion, after-tax operating income (ATOI) of $294 million, and adjusted EBITDA of $567 million.

ATOI and adjusted EBITDA increased 3 and 6 percent, respectively, year-over-year. The combined segments also generated $176 million in productivity ($360 million year-to-date) as part of their business improvement programs announced in the first quarter. All Arconic segments are on track to deliver a combined $650 million in productivity savings in 2016.

In addition, in the second quarter, the future Arconic:

  Signed a long-term contract valued at approximately $470 million with Embraer for aluminum sheet and plate for Embraer’s new E2 jet airliners; and
  Opened a state-of-the-art, 3D printing metal powder production facility located at the Alcoa Technology Center to develop and produce proprietary titanium, nickel and aluminum powders optimized for 3D printed aerospace parts.

Alcoa Corporation Overview

Following the Company’s separation, Alcoa Corporation will comprise Bauxite, Alumina, Aluminum, Cast Products, and Energy – today’s Alumina and Primary Metals segments – as well as the rolling mill operations in Warrick, IN, and Saudi Arabia that are currently part of the Global Rolled Products segment. In second quarter 2016, the Alumina and Primary Metals segments reported revenue of $2.3 billion, ATOI of $150 million and adjusted EBITDA of $358 million. These segments generated $199 million in productivity in the second quarter ($379 million year-to-date) as part of its business improvement program, and are on track to deliver a combined $550 million in productivity savings for 2016.

In the second quarter, Alcoa Corporation continued to successfully build its third-party bauxite business. Alcoa World Alumina and Chemicals (AWAC) signed new third-party bauxite contracts valued at $60 million over the next two years for a total of $410 million in the first half of 2016. Under the contracts, AWAC will supply bauxite to external customers from four of its global mines. The new contracts, which will triple Alcoa Corporation’s third-party bauxite sales in 2016 from 2015, serve customers in China, the United States, Europe and Brazil. AWAC is an unincorporated joint venture that consists of a group of companies, which are owned 60 percent by Alcoa and 40 percent by Alumina Limited of Australia.

In addition, Alcoa Corporation continued to take aggressive action to improve its competitiveness and reached a new power agreement for its Intalco smelter in Washington State and completed the curtailment of the Pt. Comfort, Texas refinery.

As a result of these activities, Alcoa Corporation remains on target to meet or exceed its 2016 goals of moving to the 38th percentile on the global aluminum cost curve and 21st percentile on the global alumina cost curve.

Segment Information

Global Rolled Products

ATOI in the second quarter was $68 million, compared to $76 million in the second quarter of 2015. Excluding the $17 million impact of transforming the Warrick rolling mill into a cold metal plant, the year-over-year change reflected a $9 million improvement, as strong productivity more than offset cost increases, volume declines in aerospace due to new model transition and in commercial transportation due to slower North America build rates, and overall pricing pressure in global can sheet packaging. This segment continues to grow its automotive business and had a record quarter for automotive sheet shipments, up 17 percent year-over-year.

Engineered Products and Solutions

In the second quarter, this segment reported record revenue of $1.5 billion and record ATOI of $180 million. Year-over-year, revenue was up 15 percent driven by the RTI acquisition. ATOI was up $15 million, or 9 percent, year-over-year as productivity improvements in all businesses and the positive contribution from the RTI acquisition were mostly offset by unfavorable price/mix, cost headwinds and investments in growth projects.

Transportation and Construction Solutions

This segment delivered ATOI of $46 million in the second quarter, up $2 million, or 5 percent, compared to second quarter 2015. This increase was primarily the result of strong productivity gains offset by cost increases and continued weakness in the heavy-duty truck market in North America.

Alumina

This segment generated ATOI of $109 million in the second quarter, an increase of $101 million from $8 million in the first quarter of 2016. This improvement was primarily driven by a 22 percent increase in the Alumina Price Index, the benefits of a more competitive portfolio and productivity actions, slightly offset by net unfavorable foreign currency movements due to a stronger Australian dollar and Brazilian real.

Primary Metals

ATOI in the second quarter was $41 million, a $27 million sequential improvement from $14 million in first quarter 2016. This improvement was primarily due to higher metal prices, productivity improvements, a favorable impact from the closure of the Warrick smelter and lower costs for carbon and alumina, partially offset by lower energy sales.

Separation Update

On June 29, 2016, Alcoa Upstream Corporation (to be renamed Alcoa Corporation prior to separation) filed an initial Registration Statement on Form 10 with the U.S. Securities and Exchange Commission. The initial Form 10 filing is a major milestone in Alcoa’s pending separation into two strong standalone, publicly-traded companies. The Value-Add segments (other than the rolling mill operations in Warrick, IN and Saudi Arabia) will remain in the existing company, which will be named Arconic Inc. The separation is on track to be completed in the second half of 2016.

The separation remains subject to the satisfaction of certain conditions, including obtaining final approval from the Alcoa Board of Directors; receipt of a favorable IRS ruling and an opinion from Alcoa’s tax advisors regarding certain U.S. federal income tax matters; and the effectiveness of the Form 10.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Daylight Time on July 11, 2016 to present quarterly results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.” Presentation materials used during this meeting will be available for viewing shortly after the market closes at 4:00 PM EDT on July 11, 2016 at www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding Company developments and financial performance through its website at www.alcoa.com.

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high-performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our approximately 57,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

We have included the above website addresses only as inactive textual references and do not intend these to be active links to such websites. Information contained on such websites or that can be accessed through such websites does not constitute a part of this press release.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for aluminum, supply/demand balances, and growth of the aerospace, automotive, and other end markets; statements regarding targeted financial results or operating performance; statements about Alcoa’s strategies, outlook, business and financial prospects; and statements regarding the separation transaction. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) uncertainties as to the timing of the separation and whether it will be completed; (b) the possibility that various closing conditions for the separation may not be satisfied; (c) the impact of the separation on the businesses of Alcoa; (d) the risk that the businesses will not be separated successfully or such separation may be more difficult, time-consuming or costly than expected, which could result in additional demands on Alcoa’s resources, systems, procedures and controls, disruption of its ongoing business and diversion of management’s attention from other business concerns; (e) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (f) deterioration in global economic and financial market conditions generally; (g) unfavorable changes in the markets served by Alcoa; (h) the impact of changes in foreign currency exchange rates on costs and results; (i) increases in energy costs; (j) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements (including, without limitation, advanced aluminum alloys, Alcoa Micromill, and other materials and processes), and other initiatives; (k) Alcoa’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, or expansions, or joint ventures; (l) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products; (m) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (n) the impact of cyber attacks and potential information technology or data security breaches; and (o) the other risk factors discussed in Alcoa’s Form 10-K for the year ended December 31, 2015, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa’s consolidated financial information but is not presented in Alcoa’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	June 30,	March 31,	June 30,
	2015	2016	2016
Sales	$5,897	$4,947	$5,295

Cost of goods sold (exclusive of expenses below)	4,663	4,041	4,216
Selling, general administrative, and other expenses	224	260	286
Research and development expenses	68	42	39
Provision for depreciation, depletion, and amortization	319	309	309
Restructuring and other charges	217	93	23
Interest expense	124	127	129
Other expenses (income), net	–	34	(37)
Total costs and expenses	5,615	4,906	4,965

Income before income taxes	282	41	330
Provision for income taxes	75	30	152

Net income	207	11	178

Less: Net income (loss) attributable to noncontrolling interests	67	(5)	43

NET INCOME ATTRIBUTABLE TO ALCOA	$140	$16	$135

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net income(1)	$0.10	$0.00	$0.09
Average number of shares(2)	1,222,413,890	1,313,681,576	1,315,062,094

Diluted:
Net income(1)	$0.10	$0.00	$0.09
Average number of shares(3)	1,236,918,280	1,313,681,576	1,356,158,542

Shipments of aluminum products (metric tons)	1,165,000	1,075,000	1,117,000
(1)	In order to calculate both basic and diluted earnings per share for the quarters ended June 30, 2015, March 31, 2016, and June 30, 2016, preferred stock dividends declared of $17, $18, and $17, respectively, need to be subtracted from Net income attributable to Alcoa. Additionally, in order to calculate diluted earnings per share for the quarter ended June 30, 2016, after-tax interest expense of $2 related to convertible debt (see footnote 3 below) needs to be added back to Net income attributable to Alcoa.

(2)	In the third quarter of 2015, Alcoa issued 87 million shares of its common stock to acquire RTI International Metals. As a result, the basic average number of shares for the quarters ended March 31, 2016 and June 30, 2016 includes all 87 million shares.

(3)	In the quarter ended June 30, 2015, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards. The diluted average number of shares for the quarter ended June 30, 2015 does not include any share equivalents related to the mandatory convertible preferred stock as their effect was anti-dilutive. In the quarter ended March 31, 2016, the diluted average number of shares does not include any share equivalents as their effect was anti-dilutive. In the quarter ended June 30, 2016, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards (13 million) and convertible debt (acquired through RTI International Metals) (28 million). The diluted average number of shares for the quarter ended June 30, 2016 does not include any share equivalents related to the mandatory convertible preferred stock as their effect was anti-dilutive.

Alcoa and subsidiaries
Statement of Consolidated Operations (unaudited), continued
(in millions, except per-share, share, and metric ton amounts)

	Six months ended
	June 30,
	2015	2016
Sales	$11,716	$10,242

Cost of goods sold (exclusive of expenses below)	9,106	8,257
Selling, general administrative, and other expenses	456	546
Research and development expenses	123	81
Provision for depreciation, depletion, and amortization	640	618
Restructuring and other charges	394	116
Interest expense	246	256
Other income, net	(12)	(3)
Total costs and expenses	10,953	9,871

Income before income taxes	763	371
Provision for income taxes	301	182

Net income	462	189

Less: Net income attributable to noncontrolling interests	127	38

NET INCOME ATTRIBUTABLE TO ALCOA	$335	$151

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net income(1)	$0.25	$0.09
Average number of shares(2)	1,221,518,961	1,314,300,042

Diluted:
Net income(1)	$0.24	$0.09
Average number of shares(3)	1,237,732,308	1,326,202,701

Common stock outstanding at the end of the period	1,222,507,649	1,315,141,710

Shipments of aluminum products (metric tons)	2,256,000	2,192,000
(1)	In order to calculate both basic and diluted earnings per share for the six months ended June 30, 2015 and 2016, preferred stock dividends declared of $35 need to be subtracted from Net income attributable to Alcoa.

(2)	In the third quarter of 2015, Alcoa issued 87 million shares of its common stock to acquire RTI International Metals. As a result, the basic average number of shares for the six months ended June 30, 2016 includes all 87 million shares.

(3)	In both the six months ended June 30, 2015 and 2016, the difference between the respective diluted average number of shares and the respective basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards. The respective diluted average number of shares for both the six months ended June 30, 2015 and 2016 does not include any share equivalents related to the mandatory convertible preferred stock as their effect was anti-dilutive. Additionally, the diluted average number of shares for the six months ended June 30, 2016 does not include any share equivalents related to convertible debt (acquired through RTI International Metals) as their effect was anti-dilutive.

Alcoa and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	December 31,	June 30,
	2015	2016
ASSETS
Current assets:
Cash and cash equivalents	$1,919	$1,929
Receivables from customers, less allowances of $13 in 2015 and $14 in 2016	1,340	1,595
Other receivables	522	494
Inventories	3,442	3,438
Prepaid expenses and other current assets	730	637
Total current assets	7,953	8,093

Properties, plants, and equipment	33,687	34,441
Less: accumulated depreciation, depletion, and amortization	18,872	19,424
Properties, plants, and equipment, net	14,815	15,017
Goodwill	5,401	5,396
Investments	1,685	1,466
Deferred income taxes	2,668	2,752
Other noncurrent assets(1)	3,955	3,415
Total assets	$36,477	$36,139

LIABILITIES
Current liabilities:
Short-term borrowings	$38	$33
Accounts payable, trade	2,889	2,665
Accrued compensation and retirement costs	850	810
Taxes, including income taxes	239	206
Other current liabilities	1,174	1,000
Long-term debt due within one year	21	774
Total current liabilities	5,211	5,488
Long-term debt, less amount due within one year(1)	8,993	8,278
Accrued pension benefits	3,298	3,122
Accrued other postretirement benefits	2,106	2,070
Other noncurrent liabilities and deferred credits	2,738	2,652
Total liabilities	22,346	21,610

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Mandatory convertible preferred stock	3	3
Common stock	1,391	1,391
Additional capital	10,019	9,877
Retained earnings	8,834	8,871
Treasury stock, at cost	(2,825)	(2,647)
Accumulated other comprehensive loss	(5,431)	(5,215)
Total Alcoa shareholders' equity	12,046	12,335
Noncontrolling interests	2,085	2,194
Total equity	14,131	14,529
Total liabilities and equity	$36,477	$36,139
(1)	In the first quarter of 2016, Alcoa adopted changes issued by the Financial Accounting Standards Board to the presentation of debt issuance costs, which require such costs to be classified as a direct deduction from the carrying value of the related debt liability on an entity’s balance sheet. As such, all debt issuance costs were classified as a contra liability in the Long-term debt, less amount due within one year line item on the June 30, 2016 Consolidated Balance Sheet. These changes are required to be applied on a retrospective basis; therefore, the December 31, 2015 Consolidated Balance Sheet was updated to conform to the June 30, 2016 presentation. As a result, $51 of debt issuance costs (previously reported in Other noncurrent assets) were reclassified to the Long-term debt, less amount due within one year line item on the December 31, 2015 Consolidated Balance Sheet.

Alcoa and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Six months ended
	June 30,
	2015	2016
CASH FROM OPERATIONS
Net income	$462	$189
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	641	622
Deferred income taxes	(45)	(78)
Equity income, net of dividends	50	20
Restructuring and other charges	394	116
Net gain from investing activities – asset sales	(28)	(28)
Net periodic pension benefit cost	243	168
Stock-based compensation	55	55
Excess tax benefits from stock-based payment arrangements	(9)	–
Other	(64)	19
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(200)	(218)
(Increase) in inventories	(221)	(3)
Decrease in prepaid expenses and other current assets	7	4
(Decrease) in accounts payable, trade	(130)	(243)
(Decrease) in accrued expenses	(374)	(301)
Increase in taxes, including income taxes	130	57
Pension contributions	(169)	(147)
(Increase) in noncurrent assets(1)	(352)	(215)
(Decrease) in noncurrent liabilities	(93)	(115)
CASH PROVIDED FROM (USED FOR) OPERATIONS	297	(98)

FINANCING ACTIVITIES
Net change in short-term borrowings (original maturities of three months or less)	(4)	(5)
Additions to debt (original maturities greater than three months)	1,027	801
Payments on debt (original maturities greater than three months)	(1,037)	(807)
Proceeds from exercise of employee stock options	26	2
Excess tax benefits from stock-based payment arrangements	9	–
Dividends paid to shareholders	(109)	(114)
Distributions to noncontrolling interests	(71)	(84)
CASH USED FOR FINANCING ACTIVITIES	(159)	(207)

INVESTING ACTIVITIES
Capital expenditures	(514)	(528)
Acquisitions, net of cash acquired	(204)	–
Proceeds from the sale of assets and businesses(2)	59	549
Additions to investments	(50)	(8)
Sales of investments	22	275
Net change in restricted cash	(9)	7
Other	11	15
CASH (USED FOR) PROVIDED FROM INVESTING ACTIVITIES	(685)	310

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(19)	5
Net change in cash and cash equivalents	(566)	10
Cash and cash equivalents at beginning of year	1,877	1,919
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,311	$1,929
(1)	The (Increase) in noncurrent assets line item for the six months ended June 30, 2015 and 2016 includes a $300 and $200, respectively, prepayment related to a natural gas supply agreement for three alumina refineries in Western Australia, which are owned by Alcoa’s majority-owned subsidiary, Alcoa of Australia Limited.

(2)	Proceeds from the sale of assets and businesses for the six months ended June 30, 2015 and 2016 includes a cash outflow for cash paid as a result of post-closing adjustments associated with the December 2014 divestiture of three rolling mills in Spain and France and the December 2014 divestiture of an ownership stake in a smelter in the United States, respectively.

Alcoa and subsidiaries
Segment Information (unaudited)
(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q15	2Q15	3Q15	4Q15	2015	1Q16	2Q16
Alumina:
Alumina production (kmt)	3,933	3,977	3,954	3,856	15,720	3,330	3,316
Third-party alumina shipments (kmt)	2,538	2,706	2,798	2,713	10,755	2,168	2,266
Total alumina shipments (kmt)	4,040	3,993	4,078	4,054	16,165	3,426	3,402
Third-party sales	$887	$924	$912	$732	$3,455	$545	$694
Intersegment sales	$501	$431	$391	$364	$1,687	$292	$300
Equity loss	$(7)	$(11)	$(9)	$(14)	$(41)	$(14)	$(7)
Depreciation, depletion, and amortization	$80	$77	$71	$68	$296	$63	$66
Income taxes	$92	$87	$85	$36	$300	$5	$40
After-tax operating income (ATOI)	$221	$215	$212	$98	$746	$8	$109

Primary Metals:
Aluminum production (kmt)	711	701	700	699	2,811	655	595
Third-party aluminum shipments (kmt)	589	630	615	644	2,478	575	565
Total aluminum shipments (kmt)	864	877	860	879	3,480	832	807
Alcoa’s average realized price per metric ton of aluminum	$2,420	$2,180	$1,901	$1,799	$2,069	$1,793	$1,849
Third-party sales	$1,572	$1,534	$1,249	$1,236	$5,591	$1,123	$1,119
Intersegment sales	$692	$562	$479	$437	$2,170	$475	$473
Equity (loss) income	$(3)	$(5)	$(7)	$3	$(12)	$4	$–
Depreciation, depletion, and amortization	$109	$109	$106	$105	$429	$102	$101
Income taxes	$57	$6	$(49)	$(42)	$(28)	$(16)	$–
ATOI	$187	$67	$(59)	$(40)	$155	$14	$41

Global Rolled Products:
Third-party aluminum shipments (kmt)	432	462	449	432	1,775	433	480
Third-party sales	$1,621	$1,668	$1,527	$1,422	$6,238	$1,397	$1,550
Intersegment sales	$36	$34	$29	$26	$125	$29	$29
Equity loss	$(9)	$(7)	$(8)	$(8)	$(32)	$(11)	$(10)
Depreciation, depletion, and amortization	$56	$56	$56	$59	$227	$56	$55
Income taxes	$36	$25	$28	$20	$109	$34	$28
ATOI	$54	$76	$62	$52	$244	$68	$68

Engineered Products and Solutions:
Third-party sales	$1,257	$1,279	$1,397	$1,409	$5,342	$1,449	$1,465
Depreciation, depletion, and amortization	$51	$54	$61	$67	$233	$65	$62
Income taxes	$76	$81	$71	$54	$282	$78	$87
ATOI	$156	$165	$151	$123	$595	$162	$180

Transportation and Construction Solutions:
Third-party sales	$471	$492	$475	$444	$1,882	$429	$467
Depreciation, depletion, and amortization	$10	$11	$11	$11	$43	$11	$12
Income taxes	$14	$17	$18	$14	$63	$14	$18
ATOI	$38	$44	$44	$40	$166	$39	$46

Reconciliation of total segment ATOI to consolidated net income (loss) attributable to Alcoa:
Total segment ATOI(1)	$656	$567	$410	$273	$1,906	$291	$444
Unallocated amounts (net of tax):
Impact of LIFO	7	36	50	43	136	4	(10)
Metal price lag	(23)	(39)	(48)	(23)	(133)	1	7
Interest expense	(80)	(80)	(80)	(84)	(324)	(83)	(84)
Noncontrolling interests	(60)	(67)	(62)	64	(125)	5	(43)
Corporate expense	(62)	(65)	(72)	(67)	(266)	(55)	(77)
Impairment of goodwill	–	–	–	(25)	(25)	–	–
Restructuring and other charges	(161)	(159)	(48)	(575)	(943)	(61)	(15)
Other	(82)	(53)	(106)	(307)	(548)	(86)	(87)
Consolidated net income (loss) attributable to Alcoa	$195	$140	$44	$(701)	$(322)	$16	$135

The difference between certain segment totals and consolidated amounts is in Corporate.

(1)	Total segment ATOI is the summation of the respective ATOI of Alcoa’s five reportable segments, which represent the two components of the Company, an Upstream business and a Value-Add business. Upstream is composed of the Alumina and Primary Metals segments and Value-Add is composed of the Global Rolled Products, Engineered Products and Solutions, and Transportation and Construction Solutions segments. As such, in all periods presented, ATOI of the Upstream business is equivalent to the summation of the respective ATOI of the Alumina and Primary Metals segments, and, likewise, ATOI of the Value-Add business is equivalent to the summation of the respective ATOI of the Global Rolled Products, Engineered Products and Solutions, and Transportation and Construction Solutions segments.

On September 28, 2015, Alcoa announced that its Board of Directors approved a plan to separate into two standalone, publicly-traded companies. One such company will be named Alcoa Corporation and will include Upstream. Additionally, the future Alcoa Corporation will include the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia, both of which are currently part of the Global Rolled Products segment of Alcoa Inc. The other such company will be named Arconic and will include Value-Add, except for the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia.

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited)
(dollars in millions, except per-share amounts)

Adjusted Income	Income			Diluted EPS(5)
	Quarter ended			Quarter ended
	June 30, 2015	March 31, 2016	June 30, 2016	June 30, 2015	March 31, 2016	June 30, 2016

Net income attributable to Alcoa	$140	$16	$135	$0.10	$0.00	$0.09

Special items(1):
Restructuring and other charges	217	93	23
Discrete tax items(2)	(4)	4	(5)
Other special items(3)	(31)	31	62
Tax impact(4)	(52)	(34)	(7)
Noncontrolling interests impact(4)	(20)	(2)	5

Net income attributable to Alcoa – as adjusted	$250	$108	$213	0.19	0.07	0.15
Net income attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income attributable to Alcoa determined under GAAP as well as Net income attributable to Alcoa – as adjusted.

(1)	In the second quarter of 2016, management changed the manner in which special items are presented in Alcoa’s reconciliation of Adjusted Income. This change resulted in special items being presented on a pretax basis and the related tax and noncontrolling interests impacts on special items being aggregated into separate respective line items. The special items for all prior periods presented were updated to conform to the current period presentation.

(2)	Discrete tax items include the following:
• for the quarter ended June 30, 2015, a net benefit for a number of small items;
• for the quarter ended March 31, 2016, a net charge for a number of small items; and
• for the quarter ended June 30, 2016, a benefit for one item.

(3)	Other special items include the following:
•

for the quarter ended June 30, 2015, a gain on the sale of land in the United States ($29), a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($21), costs associated with the then-planned acquisition of RTI International Metals ($6), a net unfavorable change in certain mark-to-market energy derivative contracts ($5), an unfavorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($4), and a write-down of inventory related to the permanent closure of both a smelter in Brazil and a power station in Australia ($4);

•

for the quarter ended March 31, 2016, costs associated with the planned separation of Alcoa ($18), an unfavorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($8), a write-down of inventory related to the permanent closure of a smelter in the United States ($3), and an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($2); and

•

for the quarter ended June 30, 2016, an unfavorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($60), costs associated with the planned separation of Alcoa ($45), a gain on the sale of an equity investment in a natural gas pipeline in Australia ($27), a benefit for an arbitration recovery related to a 2010 fire at the Iceland smelter ($14), a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($11), a net unfavorable change in certain mark-to-market energy derivative contracts ($6), and a write-down of inventory related to two previously curtailed facilities ($3).

(4)	The tax impact on special items is based on the applicable statutory rates whereby the difference between such rates and Alcoa’s consolidated estimated annual effective tax rate is itself a special item (see footnote 3 above). The noncontrolling interests impact on special items represents Alcoa’s partners’ share of certain special items.

(5)	The average number of shares applicable to diluted EPS for Net income attributable to Alcoa common shareholders excludes certain share equivalents as their effect was anti-dilutive (see footnote 3 to the Statement of Consolidated Operations). However, certain of these share equivalents may become dilutive in the EPS calculation applicable to Net income attributable to Alcoa common shareholders – as adjusted due to a larger and/or positive numerator. Specifically:
•

for the quarter ended June 30, 2015, no additional share equivalents were dilutive based on Net income attributable to Alcoa common shareholders – as adjusted, resulting in a diluted average number of shares of 1,236,918,280;

•

for the quarter ended March 31, 2016, share equivalents associated with outstanding employee stock options and awards were dilutive based on Net income attributable to Alcoa common shareholders – as adjusted, resulting in a diluted average number of shares of 1,324,558,308; and

•

for the quarter ended June 30, 2016, no additional share equivalents were dilutive based on Net income attributable to Alcoa common shareholders – as adjusted, resulting in a diluted average number of shares of 1,356,158,542.

Operational Tax Rate	Quarter ended June 30, 2016
	As reported	Special items(1)	As adjusted

Income before income taxes	$330	$36	$366

Provision for income taxes	$152	$(37)	$115

Tax rate	46.1%		31.4%

Operational Tax Rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective Tax Rate determined under GAAP as well as the Operational Tax Rate.

(1) See Adjusted Income reconciliation above for a description of special items.

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Adjusted EBITDA	Quarter ended
	June 30, 2015	March 31, 2016	June 30, 2016

Net income attributable to Alcoa	$140	$16	$135

Add:
Net income (loss) attributable to noncontrolling interests	67	(5)	43
Provision for income taxes	75	30	152
Other expenses (income), net	–	34	(37)
Interest expense	124	127	129
Restructuring and other charges	217	93	23
Provision for depreciation, depletion, and amortization	319	309	309

Adjusted EBITDA	$942	$604	$754

Sales	$5,897	$4,947	$5,295

Adjusted EBITDA Margin	16.0%	12.2%	14.2%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions, except per metric ton amounts)

Segment Measures	Alumina			Primary Metals
Adjusted EBITDA	Quarter ended
	June 30, 2015	March 31, 2016	June 30, 2016	June 30, 2015	March 31, 2016	June 30, 2016

After-tax operating income (ATOI)	$215	$8	$109	$67	$14	$41

Add:
Depreciation, depletion, and amortization	77	63	66	109	102	101
Equity loss (income)	11	14	7	5	(4)	–
Income taxes	87	5	40	6	(16)	–
Other	–	–	(7)	–	(1)	1

Adjusted EBITDA	$390	$90	$215	$187	$95	$143

Production (thousand metric tons) (kmt)	3,977	3,330	3,316	701	655	595

Adjusted EBITDA / Production ($ per metric ton)	$98	$27	$65	$267	$145	$240

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Segment Measures	Upstream(1)
Adjusted EBITDA	Quarter ended
	June 30, 2015	March 31, 2016	June 30, 2016

After-tax operating income (ATOI)	$282	$22	$150

Add:
Depreciation, depletion, and amortization	186	165	167
Equity loss	16	10	7
Income taxes	93	(11)	40
Other	–	(1)	(6)

Adjusted EBITDA	$577	$185	$358
Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)

Upstream is composed of the Alumina and Primary Metals segments. On September 28, 2015, Alcoa announced that its Board of Directors approved a plan to separate into two standalone, publicly-traded companies. One such company will be named Alcoa Corporation and will include Upstream. Additionally, the future Alcoa Corporation will include the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia, both of which are currently part of the Global Rolled Products segment of Alcoa Inc. See Segment Information for a reconciliation of Alcoa Inc.’s total segment ATOI, which includes the Upstream ATOI presented in the table above, to its consolidated net income.

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions, except per metric ton amounts)

Segment Measures	Global Rolled Products
Adjusted EBITDA	Quarter ended
	June 30, 2015	March 31, 2016	June 30, 2016

After-tax operating income (ATOI)	$76	$68	$68

Add:
Depreciation, depletion, and amortization	56	56	55
Equity loss	7	11	10
Income taxes	25	34	28
Other	–	(1)	1

Adjusted EBITDA	$164	$168	$162

Total shipments (thousand metric tons) (kmt)	479	449	497

Adjusted EBITDA / Total shipments ($ per metric ton)	$342	$374	$326

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Segment Measures	Engineered Products and Solutions			Transportation and Construction Solutions
Adjusted EBITDA	Quarter ended
	June 30, 2015	March 31, 2016	June 30, 2016	June 30, 2015	March 31, 2016	June 30, 2016

After-tax operating income (ATOI)	$165	$162	$180	$44	$39	$46

Add:
Depreciation, depletion, and amortization	54	65	62	11	11	12
Income taxes	81	78	87	17	14	18
Other	1	–	–	(1)	–	–

Adjusted EBITDA	$301	$305	$329	$71	$64	$76

Third-party sales	$1,279	$1,449	$1,465	$492	$429	$467

Adjusted EBITDA Margin	23.5%	21.0%	22.5%	14.4%	14.9%	16.3%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Segment Measures	Value-Add(1)
Adjusted EBITDA	Quarter ended
	June 30, 2015	March 31, 2016	June 30, 2016

After-tax operating income (ATOI)	$285	$269	$294

Add:
Depreciation, depletion, and amortization	121	132	129
Equity loss	7	11	10
Income taxes	123	126	133
Other	–	(1)	1

Adjusted EBITDA	$536	$537	$567

Third-party sales	$3,439	$3,275	$3,482

Adjusted EBITDA Margin	15.6%	16.4%	16.3%
Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)

Value-Add is composed of the Global Rolled Products, Engineered Products and Solutions, and Transportation and Construction Solutions segments. On September 28, 2015, Alcoa announced that its Board of Directors approved a plan to separate into two standalone, publicly-traded companies. One such company will be named Arconic and will include Value-Add, except for the Warrick, IN rolling operations and the equity interest in the rolling mill at the joint venture in Saudi Arabia, both of which are currently part of the Global Rolled Products segment of Alcoa Inc. and will be included in the other company, Alcoa Corporation. See Segment Information for a reconciliation of Alcoa Inc.’s total segment ATOI, which includes the Value-Add ATOI presented in the table above, to its consolidated net income.

Alcoa and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Free Cash Flow	Quarter ended
	June 30, 2015	March 31, 2016	June 30, 2016

Cash from operations	$472	$(430)	$332

Capital expenditures	(267)	(251)	(277)

Free cash flow	$205	$(681)	$55

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

CONTACT:
Alcoa
Investor Contact:
Matt Garth, 212-836-2674
Matthew.Garth@alcoa.com
or
Media Contact:
Monica Orbe, 212-836-2632
Monica.Orbe@alcoa.com